MARSICO DISCLOSURE STATEMENT

POWER TO REVOKE

For a period of seven (7) days following the date on which you enter into an IRA Trust Agreement with UMB Bank, n.a. (UMB), you have the right to revoke the Trust. To effect revocation, please write to (Fund Name/Address), or call (Fund Phone No.) In the event notice is mailed, the postmark date (or date of certification or registration, if sent by certified or registered mail) will be deemed the date of delivery, provided that normal mailing procedures are followed. If you revoke your account, you are entitled to a return of the entire amount deposited to your account without reduction for any fees, expenses or commissions and without any adjustment for any investment gain or loss.


LEGAL REQUIREMENT WITH RESPECT TO YOUR IRA

Current tax law requires that you trust agreement be in writing and that it contain the following provisions:

1. All contributions must be in the form of cash and cannot be in excess of the lesser of your compensation, or $2,000 per year, unless the contribution is a rollover contribution as defined in the Internal Revenue Code. Employer contributions to a Simplified Employee Pension plan may exceed the limitations applicable to individuals,.

2. The Trustee must be a bank such as UMB, or other institution (or person) that has satisfied the Secretary of the Treasury that it is able to administer your account in accordance with tax laws.

3. None of the funds of your account may be invested in life insurance contracts.

4.  Your interest in the balance of the account cannot be forfeited.

5. With the exception of investments in a common trust fund or common investment fund such as a mutual fund, none of your account assets may be commingled.

6. Distribution of your interest in the account must begin no later than April 1 following the year in which you attain age 70 1/2. Any balance in the account at that time must be distributed to you in a lump sum or commence to be paid in a series of payments which do not exceed your life expectancy or the joint and survivor life expectancies of yourself and your designated beneficiary. However, you may increase withdrawals. If you should die prior to receiving the entire account, the balance must be distributed to your beneficiary in accordance with Treasury Department regulations (unless the beneficiary is your spouse and elects to treat the account as his or her own IRA).

7. You may not invest the assets of your IRA in collectibles (within meaning of Internal Revenue Code Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Internal Revenue Service. However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Beginning January 1, 1998, platinum coins and certain gold, silver, platinum or palladium bullion (as described in IRC Sec. 408(m)(3)) are also permitted as IRA investments.

TAX TREATMENT OF CONTRIBUTIONS TO YOUR IRA

Without regard to qualifying rollover contributions or to contributions made by your employer to a Simplified Employee Pension plan, under present tax law you are permitted to make an annual contribution to your account in any amount up to the lesser of your compensation or $2,000 ("applicable limit"). Such annual contributions may be made anytime during the year (and up to your tax return due date for the taxable year, not including extensions.)

Eligible taxpayers who are not covered by an employer sponsored plan can continue to deduct the entire contribution up to the applicable limit. However, for an individual, spouse, or both who are an active participant in an employer sponsored plan, the contributions may be totally deductible, partially deductible, or not deductible depending on the taxpayers adjusted gross income ("AGI"). If your AGI is lower then the bottom of the range in the chart below, you may deduct your contribution up to the applicable limit. Then your AGI falls within the range, you must calculate the deductible contribution. When your AGI exceeds the top of the range, none of your contribution is deductible. See examples below.

                         LIMITATIONS ON ALLOWABLE DEDUCTIONS


--------------------------------------------------------------------------------------------------------------------------------
Tax               Single Filer         Single Filer      Married Filing Jointly      Married Filing Jointly       Married Filing
Year              ------------         ------------      ----------------------      ----------------------       --------------
                  Non Active        Active Participant   Individual or Spouse        Individual, Spouse  or          Separately
                                                             Is Non Active          Both - Active Participant       ----------
--------------------------------------------------------------------------------------------------------------------------------
1997          Maximum Limitation       $25 - $35,000        $150 - $160,000              $40 - $50,000             $0 - $10,000
--------------------------------------------------------------------------------------------------------------------------------
1998               of $2,000           $30 - $40,000                                     $50 - $60,000
--------------------------------------------------------------------------------------------------------------------------------
1999                                   $31 - $41,000                                     $51 - $61,000
--------------------------------------------------------------------------------------------------------------------------------
2000                                   $32 - $42,000                                     $52 - $62,000
--------------------------------------------------------------------------------------------------------------------------------
2001                                   $33 - $43,000                                     $53 - $63,000
--------------------------------------------------------------------------------------------------------------------------------
2002                                   $34 - $44,000                                     $54 - $64,000
--------------------------------------------------------------------------------------------------------------------------------
2003                                   $40 - $50,000                                     $60 - $70,000
--------------------------------------------------------------------------------------------------------------------------------
2004                                   $45 - $55,000                                     $65 - $75,000
--------------------------------------------------------------------------------------------------------------------------------
2005                                   $50 - $60,000                                     $70 - $80,000
--------------------------------------------------------------------------------------------------------------------------------
2006                                   $50 - $60,000                                     $75 - $85,000
--------------------------------------------------------------------------------------------------------------------------------
2007                                   $50 - $60,000                                    $80 - $100,000
 on

Prorated IRA deduction is calculated using the following formula:

For single filer active participant:

  (Highest number in the range of AGI bracket - Adjusted Gross Income) X $2,000
  -----------------------------------------------------------------------------
                                       $10,000

Example: Assume your AGI is $35,000 for 1998. Your maximum deductible contribution is $1,000. This is calculated as follows: $40,000 less $35,000 which equals $5,000. $5,000 divided by $10,000 equals 50%. 50% times $2,000 is the deductible amount allowed.


For joint filer active participant:

(Highest number in the range of AGI bracket -  Adjusted Gross Income)  X $2,000
--------------------------------------------------------------------------------
                                       $10,000
    ($20,000 in the case of a joint return for a taxable year beginning after
                                 December 31, 2006.)

Example: Assume your AGI is $56,000 for 1998. Your maximum deductible contribution is $800. This is calculated as follows: $60,000 less $56,000 which equals $4,000. $4,000 divided by $10,000 equals 40%. 40% times $2,000 is $800.

The examples are for illustration only. Please consult your tax advisor for calculating your deductible amount.

TAX TREATMENT OF DISTRIBUTIONS FROM YOUR IRA

Amounts distributed to you from the account (except for refunds of certain excess contributions and non-deductible contributions which are discussed below) will be taxable as ordinary income in the year received. The benefits of capital gain treatment and 5-year and 10-year forward averaging (now being phased out) which may apply to distributions from your employer's qualified plan, are not available with respect to distributions from your account. Distributions of non-deductible contributions are not taxable. If you have made non-deductible contributions to an IRA, then distributions from the IRA will be excluded from tax in the proportion that all non-deductible contributions to you IRAs bear to the aggregate balances of all your IRAs at the end of the year of distribution. All distributions are subject to federal income tax withholding requirements unless the recipient elects not to have withholding apply by written notice or a method acceptable to the Trustee at the time such distribution is requested.


TAX TREATMENT OF YOUR IRA

The funds in your IRA are not subject to income tax until distributed to you. The earnings accumulate on a tax-deferred basis to compound the growth of your account.


LIMITS ON CONTRIBUTIONS TO YOUR ACCOUNT

Except in the case of a rollover contribution, during any year the maximum contribution you can make is $2,000 or 100% of your compensation, whichever is less. For purposes of determining the amount of your contributions, "compensation" means wages commissions, salaries, tips, professional fees, bonuses and other amounts your receive for providing personal service. Alimony is also treated as compensation which you may contribute to your IRA. No contributions can be made in the year that you attain age 70 1/2 or subsequent years.



SPOUSAL IRA

If your spouse is employed, he or she can establish his or her own IRA subject to the same rules as applicable to your IRA. If you file a joint return with a spouse who either has no compensation for the taxable year or elects to be treated as having none, the maximum contribution amount is the lesser of $4,000 or 100% of the total compensation for you and your spouse for the year. In such a case the amount contributed can be divided between your IRA and the spousal IRA in any manner you desire, provided that no more that $2,000 can be contributed to either IRA. No contributions may be made to a spousal IRA during or after the year in which he or she reaches age 70 1/2. However, if you are ineligible to make contributions to your own IRA because of age, you may (if you have sufficient compensation) nevertheless make contributions of up to $2,000 to an IRA for your non-earning spouse if he or she has not reached age 70 1/2.



SIMPLIFIED EMPLOYEE PENSION PLAN

An IRA may also be used in connection with a SEP plan established by your employer (or by you if you are self-employed). Under a SEP plan, your employer may make a contribution to your IRA, and an IRA for all other employees, of up to 15% of compensation limited to $160,000 (as indexed for inflation) or

$30,000, whichever is less for 1997.   Refer to Publication 560 and 590 or Form
5305SEP. It is your responsibility and that of your employer to see that contributions are made under and in accordance with a valid SEP plan. Specific limit amounts can be found in the instructions for Form 5305SEP



ROLLOVER

If your account represents a rollover from a pension or profit-sharing plan qualified under section 401(a) of the Internal Revenue Code, you should not make non-rollover additional contributions to the same account if you desire to preserve its eligibility for future rollover to another qualified plan. Similarly, if your account represents a rollover from a Section 403(b) annuity or custodial account, you should not make non-rollover additional contributions to the same account if you desire to preserve its eligibility for future rollover to another Section 403(b) annuity or custodial account. A rollover IRA is eligible to accept future rollover contributions. In addition, you may establish another IRA to which non-rollover annual cash contributions may be made.


ROLLOVER CONTRIBUTIONS AND TAX-FREE TRANSFERS

A rollover contribution is a contribution to your IRA of cash and/or property other than cash which you receive as a distribution from another IRA or as a qualified distribution from a Section 403(b) annuity, or a qualified employer-sponsored retirement plan, such as a profit-sharing plan, 401(k) plan, and ESOP, etc. In the case of a tax-free transfer, the transfer is made directly between the fiduciaries, that is the trustees, custodian, etc. of the IRAs and/or the qualified plan, as the case may be. If you receive a distribution from another IRA you may make a tax-free rollover contribution of all or part of the assets you receive to your UMB IRA, provided that you complete the rollover within 60 days of the date you receive the distribution. You may make only one such rollover during any 12-month period. A direct transfer from the trustee or custodian of another IRA to your UMB IRA may be made without regard to the 12-month limitation applicable to IRA rollovers.

If you receive a distribution from your employer's qualified retirement plan, or a Section 403(b) annuity, you may be eligible to make a rollover contribution to your UMB IRA of all or part of the distribution, less the amount of any non-deductible contributions to the plan. Most distributions, with the notable exception of installments paid over a ten or more year period, are eligible for rollover. The rollover contribution must be made within 60 days of the date you receive the distribution. If the distribution included property other than cash, the property itself (or the proceeds from its sale) must be included in the rollover contribution to the extent possible, before any cash received in the distribution may be included.

In order to avoid 20% federal income tax withholding on the amount distributed from the qualified retirement plan or Section 403(b) annuity, you should direct that the distribution be transferred to you UMB IRA in a "direct rollover." You should receive information about the "direct rollover" option from your plan administrator prior to distribution of your account. You may not roll over any minimum distribution amounts you are required to receive after age 70 1/2.



EXCESS CONTRIBUTIONS

An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. In addition, any contributions that are made to an IRA for the year in which the IRA owner reaches age 70 1/2, or for any later year, are considered excess contributions. If excess contributions are made to your account in any year and excess (including income attributed to that excess) is withdrawn prior to the due date for your tax return for that year (including extensions), no penalty excess tax will be imposed on the amount contributed.
 Income attributed to such excess contributions refunded is taxable, and may be subject to a 10% additional excess tax.

If the withdrawal of excess contributions occurs after the due date for your tax return (including extensions), a 6% cumulative excess penalty tax will be imposed on the excess. A further 10% additional income tax will be imposed upon the withdrawn excess amount if a deduction was allowed for the excess contribution and the total contributions for the year exceeded the maximum deductible amount, unless you have reached age 59 1/2 or are disabled by the time of the withdrawal. If excess contributions have been made, you can correct the situation by reducing your contributions in subsequent years. Excess contributions left in the account and applied to a later tax year's contributions are still subject to the 6% penalty tax and will continue to remain so until the excess has been corrected.

USE OF YOUR ACCOUNT AS SECURITY FOR A LOAN

You may not pledge any part of your account as security for a loan. If you use all or any part of your account as security for a loan, the portion used for that purpose is treated as though it were distributed to you and you must include that amount in your gross income for the year in which that transaction takes place. If the pledge occurs prior to your attaining age
59 1/2, an additional excise tax equal to 10% of the amount included in your taxable income may be added to your tax liability.

PROHIBITED TRANSACTIONS

Tax laws also prohibit certain other transactions between a "Disqualified Person" and your account. A "Disqualified Person" includes UMB, you, a beneficiary of your account, members of your family or of a beneficiary's family or any business or trust in which a controlling interest is held by any of these individuals. The prohibited transactions are as follows:

1. sale or exchange of leasing of property between your account and a Disqualified Person;

2. lending of money or other extension of credit between your account and a Disqualified Person;

3. furnishing of goods, services or facilities between your account and a Disqualified Person;

4. transfer to or use by or for the benefit of a Disqualified Person of the income or assets of your account;

5. any act by a Disqualified Person who is a fiduciary whereby he or she deals with the income or assets of your account in his or her own interest or for his or her own account; or

6. receipt of any consideration for his or her own personal account by any Disqualified Person who is a fiduciary from any party dealing with your account in connection with a transaction involving the income or assets of the account.

If either you or your beneficiary engages in a prohibited transaction, your IRA will lose its tax exemption, and its full value will be added to your other taxable income for the year in which the transaction takes place. If any of these transactions occur prior to your attaining age 59 1/2, you may also be subject to the 15% excise tax on early distributions for transactions occurring after August 5, 1997.


EFFECT OF DIVORCE

The general rule is that the Grantor will be liable for income tax and any penalties on any amount distributed from his or her IRA to meet the obligations specified in a divorce decree. The transfer may be structured so as to avoid taxation to the Grantor if the requirement of Code
Section 408(d)(6) are met.  Those requirements are:

1. a written court order clearly specifying the amount to be transferred into an IRA of the spouse or former spouse, and

2. (a) a direct transfer of the funds to the IRA of the spouse or former spouse;
    (b) changing the name on the IRA from your name to the name of your spouse or former spouse; or
    (c) moving a rollover of IRA assets from your IRA to your spouse or former spouse.



WITHDRAWALS PRIOR TO AGE 59 1/2

You may make withdrawals from your IRA at any time. However, amounts withdrawn (except for the return of non-deductible contributions) are includible in your taxable income for the year of withdrawal. If you have not yet reached age 59 1/2 when a withdrawal is made, 10% additional income tax must be paid on the amount withdrawn. After age 59 1/2 you may make such withdrawals as you wish, free of any penalty tax. Until you reach age 70 1/2 you are not required to make a withdrawal. A withdrawal from your IRA before you reach age 59 1/2 will not be subject to the penalty tax if it is made on account of your permanent and total disability, death, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution, to pay for medical expenses incurred by you, your spouse or your dependent to the extent that the medical expenses exceed 7.5% of your adjusted gross income, in certain situations, to pay for medical insurance premiums if you are unemployed, or if the distribution is a part of a series of substantially equal periodic payments (at least annually) made over your life expectancy of the joint life expectancies of you and your beneficiary. For tax years beginning after December 31, 1997, the exception from the early withdrawal penalty is expanded to apply to withdrawals for qualifying post-secondary education expenses for yourself, your spouse, your children or grandchildren as well as qualifying first home purchase for yourself, your children or parents (limited to a lifetime maximum of $10,000.)


MINIMUM DISTRIBUTIONS REQUIRED STARTING AT AGE 70 1/2

You must begin withdrawals from your IRA by April 1 of the year following the year in which you reach age 70 1/2. With respect to the year during which age 70 1/2 is reached and each subsequent year you must withdraw at least an amount sufficient to cause the entire balance of your IRA to be distributed over your remaining life expectancy or the joint life expectancies of you and your designated beneficiary, determined by actuarial tables. If you elect to receive your first required distribution between January 1 and April 1 following the year in which you reach age 70 1/2, you must receive a second required distribution prior to the end of that year.

You must choose (within the limits set forth in the IRS distribution rules) how you want your required minimum distributions structured. You must make your payment election no later than April 1 following your 70 1/2 year. If you name someone other than your spouse as your beneficiary, and your beneficiary is more than 10 years younger than you, your required minimum distributions must satisfy the Minimum Distribution Incidental Benefit rule (which calculates your distributions as if your beneficiary were exactly 10 years younger than you.)

PENALTY TAX FOR FAILURE TO MEET MINIMUM DISTRIBUTION REQUIREMENTS

If the amount distributed to you with respect to any year in which you are at least age 70 1/2 is less than the minimum required distribution, a penalty tax of 50% of the difference between the actual distribution and the minimum required distributions will be imposed.

ESTATE TAXATION

An excess retirement accumulation exists if, at the time of your death, the value of all your interests in qualified plans, tax-sheltered annuities and IRAs exceeds the present value of an annuity with annual payments of $160,000 (adjusted periodically for inflation) payable over your life expectancy immediately before your death. The excess accumulation tax is repealed and effective for estates of decedents dying after December 31, 1996.


EXCESS DISTRIBUTION PENALTY

You will be taxed an additional 15% on any amount received and included in your income during a calendar year from qualified retirement plans, tax-sheltered annuities and IRAs which exceeds $160,000 (for 1997 and adjusted periodically for inflation). Certain exceptions may apply. Consult your tax adviser if you receive any excess distributions. The excess distribution tax is repealed and effective for excess distributions received after December 31, 1996.



DESIGNATION OF A BENEFICIARY OR BENEFICIARIES

You have the right to designate one or more beneficiaries to whom your account, or any undistributed portion thereof, is to be paid in the event of your death. You may also at any time revoke a prior beneficiary designation and, if desired, designate different individuals as beneficiaries.

You may designate your beneficiary(ies) on the IRA Application, or in a form acceptable to the Trustees. Write to (Fund Name/Address) or call (Fund Phone Number).

In the absence of a valid beneficiary designation, the Trustee will make distribution of any death benefit to your surviving legal spouse; but, if none, then to your surviving natural and adoptive children in equal shares, but if none, then to your personal representative. Notwithstanding the foregoing sentence, the Trustee may, in any case where reasonable doubt exists as to the proper course of action, request instructions from a court of competent jurisdiction. All costs and expenses (including time expended by the Trustee) in such cases will be charged against your account.


DISTRIBUTIONS FOLLOWING DEATH OF GRANTOR

As a general rule, the entire balance of the IRA must be distributed to beneficiaries by December 31 of the year in which the fifth anniversary of the Grantor's death falls. If this rule is violated, a penalty tax equal to 50% of the undistributed balance will be imposed. There are three exceptions to the general rule: (1) If the Grantor's designated beneficiary is the surviving spouse of the Grantor, such spouse may elect to treat the Grantor's IRA as his or her own IRA. In that case the 5-year limitation will not apply. (2) Where installment payments have commenced over the life expectancies of the Grantor and designated beneficiary before the Grantor's death then payments will continue to the surviving beneficiary at a rate at least as rapidly as in effect at the time of the Grantor's death, and the 5-year limitation does not apply. In such case, the surviving beneficiary has the same right to designate beneficiaries as the Grantor had while living. (The 5-year limitation will apply to distributions to any such second-level beneficiaries.)
(3) If the Grantor dies before his or her required beginning date and the designated beneficiary elects that the account balance be distributed in substantially equal payments over his or her life expectancy, the beneficiary must make this election and commence distributions by December 31 of the year following the year of the Grantor's death (distributions need not commence for a surviving spouse beneficiary until December 31 of the year the Grantor would have attained age 70 1/2.


TRUSTEE TO ASSUME GRANTOR IS CALENDAR YEAR TAXPAYER UNLESS OTHERWISE INFORMED

Unless and until specifically notified that you make your federal income tax returns on another basis, the Trustee will assume for all purposes, including the preparation and furnishing of accounting statements, reports, etc., that such tax returns are made on the basis calendar years.


TRUSTEE NOT LEGAL ADVISER OR TAX COUNSELOR - GRANTOR SHOULD CONSULT OWN ADVISER

UMB and its ministerial agent expressly disclaims any right, duty, authority or responsibility to furnish legal or tax advice respecting any matter or matters concerning or relating to your account including, BUT not limited to, present or future federal income tax consequences to you or others which may arise or result from the establishment or maintenance of your account, the selection of payment options, beneficiaries, and any other matter whatsoever. You are advised and encouraged to consult with professional counsel of your own selection respecting all such matters.


INVESTMENT OF ACCOUNT

Your account may be invested only in accordance with your direction in the (Fund
Name) or any other mutual fund designated by (Fund Name) as a permissible investment alternative. None of the funds held in your account may be used to purchase life insurance.


FINANCIAL GUARANTEES AND PROJECTIONS

The value of your account at any point in time will, of course, depend upon the then current market value of the investments, retained investment earnings, if any, etc. No guarantees or projections of any nature concerning earnings rates or future security values are made.


TRUSTEE NOT LIABLE

The Trustee and its ministerial agent has no responsibility or liability for any losses or expenses relating to any investment or to the sale or exchange of any asset of your account.

TERMINATION OF THIS ACCOUNT

The Trustee may resign at any time upon 30 days' notice in writing to you, and the Investment Company. Upon resignation, you automatically delegate to the Investment Company the responsibility to appoint a successor custodian. You or the Investment Company may terminate this agreement at any time by giving 30 days written notice filed in a form acceptable to us. The notice must designate a successor custodian that satisfies the requirement of Internal Revenue Code 408(h).

DUTY TO FILE TAX RETURNS

In any year in which you incur liability for a penalty tax by reason of making excess contributions, by making early withdrawals (premature distributions), or by failure to withdraw the minimum amount from your account, you are obligated to file Internal Revenue Service Form 5329 "Return for Individual Retirement Arrangement Taxes" with your Form 1040 at the time it is filed. Deductible contributions in any year are reported on your From 1040. Non-deductible contributions must be reported on Form 8606.


INTERNAL REVENUE SERVICE APPROVAL

The Individual Retirement Trust Agreement is comprised of eight articles. The first seven articles constitute Internal Revenue Service Form 5305 (REV. October
1992) "Individual Retirement Trust Account. Under Treasury Department regulations prototype trusts which use the provisions of the Form are considered to meet the requirements of the Internal Revenue Code. The addition of Article VIII by UMB does not negate the approval status of the prototype. The Individual Retirement Trust Agreement, on IRS From 5305, has been approved as to form by the Internal Revenue Service. However, in approving the form, the IRS does not consider the investment merits of the program.


ADDITIONAL INFORMATION

Additional information about the individual retirement accounts is contained in IRS Publication 590, which can be obtained from the office of the District Director of Internal Revenue.


MINISTERIAL AGENT
If the custodian is UMB Bank, n.a., Sunstone Investor Services, LLC shall be the ministerial agent for the custodian in the performance of any ministerial duties delegated to it by the custodian. If any other bank or entity is the Custodian, then Sunstone Investor Services , LLC shall not be the ministerial agent for any duties of the Custodian unless it agrees to in writing with the other Custodian.


ANNUAL SCHEDULE OF FEES

The Trustee will charge the following fees for servicing your IRA account:

Annual maintenance fee                      $(Applicable dollar amount)
Distribution (including rollover or
 direct transfers)                          $(Applicable dollar amount)
Refund of excess contribution               $(Applicable dollar amount)
Any outgoing wire transfer                  $(Applicable dollar amount)

The annual maintenance fee will be deducted from your account unless otherwise paid by you. The charge for refund of excess contribution will be deducted from your account at the time of the refund. These fees are subject to change

CUSTODIAL AGREEMENT

This Agreement is made between UMB Bank, n.a. as trustee or its successor (hereinafter referred to as "Trustee") and the individual whose name appears on the IRA Application or other Adoption Agreement (hereinafter referred to as "Grantor"). If the Grantor has previously adopted this Individual Retirement Trust Account ("IRA") in any earlier form by signature to the IRA Application, he or she adopts the amended IRA in the form as hereby restated.

The Grantor is establishing (or adopting an amendment to) an individual retirement account (under Section 408(a) of the Internal Revenue Code) to provide for his or her retirement, and for the support of his or her beneficiaries after death. The Trustee has given the Grantor the disclosure statement required under the Income Tax Regulations under Section 1.408-6 of the Code. Unless this Agreement is adopted for an existing IRA, the Grantor has made an initial cash contribution to the IRA concurrently with the execution of the IRA Application or other Adoption Agreement. The Grantor and Trustee make the following agreement:


ARTICLE I

The Trustee may accept additional cash contributions on behalf of the Grantor for a tax year of the Grantor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code or an employer contribution to a Simplified Employee Pension plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code or an
employer contribution to a Simplified Employee Pension plan as described in
Section 408(k).


ARTICLE II

The Grantor's interest in the balance of the trust account is nonforfeitable.



ARTICLE III

1. No part of the trust funds may be invested in life insurance contracts; nor may the assets of the trust account be commingled with other property except in a common trust fund or a common investment fund (within the meaning of Section 408(a)(5) of the Code).

2. No part of the trust fund may be invested in collectibles (within the meaning of Section 408(m) of the Code), except as otherwise permitted by
    Section 408(m)(3) which provides an exception for certain gold and silver coins issued under the laws of any state. Beginning January 1, 1998, platinum coins and certain gold, silver, platinum or palladium bullion (as described is Internal Revenue Code Section 408(m)(3)) are also permitted as IRA investments.



ARTICLE IV

1. Notwithstanding any provision of the agreement to the contrary, the distribution of the Grantor's interest in the trust account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Grantor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Grantor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated.

3. The Grantor's entire interest in the trust account must be, or begin to be, distributed by the Grantor's required beginning date, the April 1, following the calendar year in which the Grantor reaches age 70 1/2. By that date, the Grantor may elect, in a manner acceptable to the Trustee, to have the balance in the trust account distributed in:

    (a)     a single sum payment.

    (b) an annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Grantor.

    (c) an annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Grantor and his or her designated beneficiary.

    (d) equal or substantially equal payments over a specified period that may not be longer the Grantor's life expectancy.

    (e) equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Grantor and his or her designated beneficiary.

1. If the Grantor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

    (a) If the Grantor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

    (b) If the Grantor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Grantor, or if the Grantor has not so elected, at the election of the beneficiary or beneficiaries, either

         (i) be distributed by December 31 of the year containing the fifth anniversary of the Grantor's death or

         (ii) be distributed in equal or substantially equal payments over the life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Grantor's death. If, however, the beneficiary is the Grantor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Grantor would have turned age 70 1/2.

    (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Grantor's required beginning date, even though payments may actually have been made before that date.

    (d) If the Grantor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

1. In the case of distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment of each year, divide the Grantor's entire interest in the trust as of the close of business on December 31 of the preceding year by the life expectancy of the Grantor (or the joint life and last survivor expectancy of the Grantor and the Grantor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy)

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    using the attained ages of the Grantor and designated beneficiary as of their birthdays in the year the Grantor reaches age 70 1/2. In the case of distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

2. The owner of two or more individual retirement accounts may use the "alternate method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirements of another.


ARTICLE V

1. The Grantor agrees to provide the Trustee with information necessary for the Trustee to prepare any reports required under Section 408(i) of the Code and Regulations Sections 1.408-5 and 1.408-6.

2. The Trustee agrees to submit reports to the Internal Revenue Service and the Grantor as prescribed by the Internal Revenue Service.


ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) of the Code and related regulations will be invalid.


ARTICLE VII

This agreement will be amended, from time to time, to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.


ARTICLE VIII

SECTION 1 - INVESTMENT OF ACCOUNT

1. The Grantor has the sole authority and discretion, fully and completely, to select and to direct the investment of all assets in the trust account, but only in (Fund Name) portfolios or any other mutual fund designated by (Fund
    Name) as a permissible investment alternative.

2. Subject to the right and duty of the Grantor to direct the investments of his or her trust account, the Trustee shall have full authority and power:

    (a) to invest and reinvest the trust account in such Mutual Funds as described in paragraph 1 of this article;

    (b) to sell, assign, exchange, convey, or otherwise transfer any part or all of the securities or other property of the trust account, upon such terms and conditions as the Grantor shall direct, and no person dealing with the Trustee shall be bound to see the application of the purchase money or inquire into the validity, expediency, or propriety of such transactions;

    (c) to sue or defend any suit or legal proceeding by or against the trust account and to compromise, settle, submit to arbitration, or adjust any suit or legal proceeding, claim, debt, damage, or undertaking due to owing from or to the trust account by the Trustee shall not be obligated to take

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         any action which would subject it to expense or liability unless it be first indemnified in an amount and manner satisfactory to it or be furnished with funds sufficient, in its sole judgement, to cover the same;

    (d) to acquire and hold any securities or other property of the trust account without disclosing its fiduciary capacity, or in the name of any other person, with or without a power of attorney for transfer hereto attached;

    (e) to employ attorneys, accountants, and others as it may deem advisable for the best interest of the trust account, and to pay their reasonable expenses and compensation out of the trust account;

    (f) to make, execute and deliver, as Trustee, any and all instruments in writing necessary or proper for the effective exercise of any of the Trustee's powers as stated herein or otherwise necessary to accomplish the purpose of the trust account.

1. The following shall constitute charges upon the trust account and shall be paid by the Trustee out of the trust account unless, and the extent, paid by the Grantor:

    (a) all taxes of whatever kind or character that may be imposed, levied or assessed under existing or future laws upon or in respect of the trust account, or upon the Trustee in its capacity as such, or upon the assets or income of the trust account;

    (b) all expenses incurred by the Trustee in the performance of its duties hereunder, including the fees of attorneys, accountants and other persons engaged by the Trustee for services in connection with the trust account; and

    (c) the fees and other compensation of the Trustee for its services hereunder.

1. The Grantor shall not borrow any money from the trust account nor pledge any part thereof as security for a loan. Furthermore, neither the Grantor nor the Trustee shall engage, either directly or indirectly, in any of the following transactions:

    (a) the sale or exchange, of leasing, of any property between the trust account and a Disqualified Person;

    (b) the lending of money or other extension of credit between the trust account and a Disqualified Person;

    (c) the furnishing of goods, services or facilities between the trust account and a Disqualified Person;

    (d) the transfer to, or use by or for the benefit of, a Disqualified Person of the income or assets of the Trust Account;

    (e) an act by a Disqualified Person who is a fiduciary whereby he or she deals with the income or assets of the trust account in his or her own interest or for his or her own account; or

    (f) receipt of any consideration for his or her own personal account by any Disqualified Person who is a fiduciary from any party dealing with the trust account in connection with a transaction involving the income or assets of the trust account.

For purposes of the paragraph, "Disqualified Person" shall have the meaning ascribed to that term under Section 4975(e)(2) of the Code.

SECTION 2 - BENEFICIARY DESIGNATIONS

1. At any time and from time to time the Grantor shall have the right to designate one or more beneficiaries to whom distribution of his or her trust account, or the previously undistributed portion thereof, shall be made in the event of his of her death prior to the complete distribution of his of her trust account. This right shall extend to the Grantor's surviving spouse in the event he or she dies while receiving distributions under the provisions of Sections 3(e) or 4(b) of Article IV. Any such beneficiary designation shall be deemed legally valid only when submitted fully complete, duly executed, and on a form provided by or acceptable to the Trustee. Subject to the foregoing sentence,

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

    any such beneficiary designation may be revoked by the Grantor at any time, and shall be automatically revoked upon receipt by the Trustee of a subsequent beneficiary designation or beneficiary designations in valid form bearing a later execution date.

2. In the absence of a valid beneficiary designation on file with the Trustee at the time of the Grantor's death, the Trustee shall, upon receipt of notice of the death of the Grantor supported by a certified copy of the death certificate or other appropriate evidence of the fact of death satisfactory to the Trustee, make distribution of the Grantor's trust account to the beneficiary or beneficiaries of the Grantor in the following order or preference:

    (a) to the Grantor's legal spouse; but if no such legal spouse shall survive the Grantor, then to

    (b) the surviving natural and adoptive children of the Grantor in equal shares per capita and not per stirpes; but if there shall be no such surviving child or children then to

    (c) the personal representative of the Grantor, provided, however, that the Trustee shall have no duty, obligation, or responsibility to make any inquiry or conduct any investigation concerning the identification, address, or legal status of any individual or individuals alleging the status of beneficiary (designated or otherwise) nor to make inquiry or investigation concerning the possible existence of any beneficiary not reported to the Trustee within a reasonable period after the notification period after the notification of the Grantor's death (or that of his or her surviving spouse) and previous to the distribution of the trust account. The Trustee may conclusively rely upon the veracity and accuracy of all matters reported to it by any source ordinarily presumed to be knowledgeable respecting the matters so reported. With respect to any distribution made by reason of the death of the Grantor (or his or her surviving spouse) the Trustee shall have no higher duty that the exercise of good faith, shall incur no liability by reason of any action taken in reliance upon erroneous, inaccurate or fraudulent information reported by any source assumed to be reliable, or by reason of incomplete information in its possession at the time of such distribution. Upon full and complete distribution of the trust account pursuant to the provisions of this Section, the Trustee shall be fully and forever discharged from all liability respecting such trust account.

1. Any distribution pursuant to the provisions of this Section may be made in cash or in kind or partly in both, at the sole discretion of the Trustee, and shall be make within 30 days following receipt by the Trustee of information deemed by it sufficient upon which to base such distribution; provided, however, that the Trustee shall incur no liability respecting fluctuations in the value of the trust account in the event of a delay occasioned by the Trustee's good faith decision to await additional evidence or information bearing on the beneficiary or beneficiaries.

2. Whenever any distribution hereunder is payable to a minor or to a person known by the Trustee to be under a legal disability, the Trustee in its absolute discretion may make all or any part of such distribution to (a) a legal guardian or conservator for such person, (b) a custodian under the Uniform Transfers to Minors Act, (c) a parent of such person, or (d) such person directly.

3. Anything to the contrary herein notwithstanding, in the event of reasonable doubt respecting the proper course of action to be taken, the Trustee may in its sole and absolute discretion resolve such doubt by judicial determination which shall be binding on all parties claiming any interest in the trust account. In such event all court costs, legal expenses, reasonable compensation for the time expended by the Trustee in the performance of its duties, and other appropriate and pertinent expenses and costs, shall be collected by the Trustee from the trust account.


SECTION 3 - MISCELLANEOUS

1. The Trustee may make further amendments to this Agreement, in order to make said Agreement acceptable in form to the Secretary of the Treasury and the Secretary of Labor, or for any other purpose. Any such amendments shall be effective without the signature of the Grantor to a new Adoption Agreement or IRA Application and shall, if for the purpose of initially qualifying the trust account pursuant to the Code, be retroactively effective to the date of the captioned Agreement. The Trustee will mail a copy of any such amendment to the Grantor.

2. The Trustee shall deliver, or cause to be executed and delivered, to the Grantor all proxies,

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

    prospectuses and notices pertaining to securities held in the account. The Trustee shall not vote any such securities except pursuant to written instructions from the Grantor. Any notice sent from the Trustee to the Grantor shall be effective, if sent by mail to the Grantor's last address of record.

3. The Trustee, within 30 days after the close of each calendar year, shall provide the Grantor a record of activity in the trust account during such year, including the date and dollar amount of contributions, any earnings on such contributions, the date and dollar amount of any distributions, a beginning balance and an ending balance. The Trustee may meet its recordkeeping and reporting requirements by adopting the records of any investment facility permitted by this Agreement, and it may delegate ministerial duties of keeping such records to such facilities or their managers.

4. Confirmation of transactions and records of statements of activity in the Grantor's account shall be conclusive if the Grantor does not object within ten days after mailing to the Grantor. In such case, the Trustee and its officers and employees shall be forever released and discharged from any liability with respect to any claim arising out of any action or omission reflected on such confirmation or record.

5. The Trustee does not guarantee the trust account from loss or depreciation. The liability of the Trustee to make any payment from the trust account at any time is limited to the then available assets of the trust account.

6.  Subject to the limitations contained in paragraph 1 of Section 1 of this
    Article VIII, the Grantor shall have the sole power, right and duty to direct the Trustee from time to time with respect to the investment and reinvestment of the assets of the trust account. The Trustee shall comply promptly with all such directions, providing such directions are clearly stated in writing executed by the Grantor, and in form acceptable to the Trustee. The Trustee shall not have any duty to inquire into the propriety of any such direction nor into its effect upon the trust account or the beneficiary or beneficiaries thereof, not to apply to a court for instructions notwithstanding the fact that the Trustee has, or with reasonable inquiry should have, actual or constructive notice that any action taken or omitted pursuant to, or as a result of, the exercise of such directive power constitutes, or may constitute, a breach of the terms of the trust account or a violation of any law applicable to the investment of the funds held hereunder. Any such direction so given the Trustee shall be deemed to be continuing until revoked or modified by a subsequent direction in writing, notwithstanding the occurrence of any event or development of which the Trustee has or should have knowledge. The Trustee shall not be liable or responsible for any loss resulting to the trust account or to any present or future beneficiary thereof by reason of:

    (a) any sale or investment made or other action taken pursuant to and in accordance with the direction of the Grantor; or

    (b) the retention of any asset, including cash, the acquisition or retention of which has been directed by the Grantor.

1. This Agreement shall be binding upon all persons entitled to benefits under the trust account, their respective heirs and legal representative, and upon the Trustee and its successors.

2. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Agreement dictates, the plural shall be read as the singular and the singular as the plural.

3. As the context requires, the term "Grantor" shall be deemed to include any beneficiary of the Account following the death of the Grantor.

4. All questions arising with respect to the provisions of the Agreement shall be determined by application of the laws of the State of Missouri except to the extent federal statutes supersede Missouri law. To the extent permitted by law, none of the creditors of the Grantor or any beneficiary shall have any power to execute any levy, lien, assignment, garnishment, alienation, attachment, or other voluntary or involuntary transfer on any of the assets of the IRA; and all sums payable to the Grantor or any beneficiary shall be free and clear of all liabilities for debts, levies, attachments and proceedings of any kind, at law or in equity.

5. The Trustee shall receive reasonable annual compensation as may be agreed upon from time to time between the Grantor and Trustee. The Trustee shall pay all expenses reasonably incurred by it in its administration from the trust account unless the Grantor pays the expenses.

6. The Trustee may resign at any time for any reason, upon 30 days' notice in writing to the Grantor and may be removed by the Grantor at any time upon 30 days' notice in writing to the Trustee. Upon resignation, the Grantor automatically delegates to the Investment Company the responsibility to appoint a successor Custodian. The Grantor or the Investment Company may terminate this Agreement at any time by giving 30 days notice filed in a form acceptable to us. The notice must include designation of a successor custodian. The successor custodian shall satisfy the requirements of IRC
    Section 408(h). We shall not be liable for any actions or failures to act on the part of any successor custodian or trustee nor for any tax consequences you may incur that result from the transfer or distribution of your assets pursuant to this section. If this Agreement is terminated, we may hold back from you IRA a reasonable amount of money that we believe is necessary to cover any one or more of the following:

         -  Any fees, expenses or taxes chargeable against your IRA;

         - Any penalties associated with the early withdrawal of any saving instrument or other investment in you IRA

    If our organization is merged with another organization (or comes under the control of any Federal or State agency) or if our entire organization (or any portion which includes your IRA) is bought by another organization, that organization (or agency) shall automatically become the trustee or custodian of you IRA, but only if it is the type of organization authorized to serve as an IRA trustee or custodian. If we are required to comply with
    Section 1.401-12(n) of the Treasury Regulations and we fail to do so, or we are not keeping the records, making the returns or sending the statements as are required by forms or regulations, the IRS may, after notifying you, require you to substitute another custodian or trustee.

1. The Trustee shall not be responsible for determining the permissible amount of contributions to the account, or for the amount of timing of distributions from the account, or for any other actions taken at the request of the Grantor. The Grantor shall indemnify and hold the Trustee harmless from any and all liability, claims and expenses arising from any actions taken at the Grantor's request or in connection with this Agreement, except for any liability, claims, or expenses caused by the negligence of the Trustee.

2. The Grantor agrees to pay to the Trustee fees for services performed under this Agreement in an amount specified from time to time by the Trustee. Such fees may include, but are not limited to, a fee to establish the
    Custodial Account and the annual maintenance fee.   The Trustee shall have
    the right to change such fees at any time without prior written notice to the Grantor. As soon as practicable after any change in fees, the Trustee shall make available to the Grantor a new fee schedule. All fees may be billed to the Grantor or deducted from the Custodial Account, at the discretion of the Grantor. The Trustee shall also be entitled to reimbursement for all reasonable and necessary costs, expenses and disbursements incurred by it in the performance of services. Such fees and reimbursement shall be paid from the Account if not paid directly by the Grantor and shall constitute a lien upon the Account until paid.

3. If the custodian is UMB Bank, n.a., Sunstone Investor Services, LLC shall be the ministerial agent for the custodian in the performance of any ministerial duties delegated to it by the custodian. If any other bank or entity is the Custodian, then Sunstone Investor Services , LLC shall not be the ministerial agent for any duties of the Custodian unless it agrees to in writing with the other Custodian.

4. You may not invest the assets of your IRA in collectibles (within meaning of Internal Revenue Code Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Internal Revenue Service. However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Beginning January 1, 1998, platinum coins and certain gold, silver, platinum or palladium bullion (as described in IRC Sec. 408(m)(3)) are also permitted as IRA investments.

5. The Depositor must begin taking required minimum distributions from the Custodial Account, under Article IV, on or before the Depositor's required beginning date (April 1 immediately following the end of the calendar year in which the Depositor reaches age 70 1/2.) Such distributions will be made only upon the request of the Depositor (or the Depositor's authorized agent, beneficiary, executor or administrator), in such form and manner as is acceptable to the Custodian. For such distributions, life expectancy and joint-life and last-survivor expectancy are calculated based on information provided by the Depositor (or the Depositor's authorized agent, beneficiary, executor, or administrator) using the expected return multiples under Treasury Regulations Section 1.72-9. The

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

    Custodian will not be liable for errors in such calculations resulting from its reliance on such information. If any assets held on the Depositor's behalf in a Custodial Account are transferred directly to a trustee or custodian of another individual retirement account described in Code
    Section 408(a) established for the Depositor, it shall be the Depositor's responsibility to ensure that any required minimum distribution required by
    Article IV is made prior to giving the Custodian such transfer instructions.

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